US Airways, Inc.
US Airways, Inc.
2012-2 EETC Investor Presentation
2012-2 EETC Investor Presentation
November 29, 2012
November 29, 2012
Issuer Free Writing Prospectus
Filed pursuant to Rule 433(d)
Registration No. 333-181718
November 29, 2012

Forward Looking Statements
Certain of the statements contained or referred to herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of
1995. These forward-looking statements may be identified by words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "plan," "project,"
"could," "should," “would," "continue" and similar terms used in connection with statements regarding, among others, the outlook, expected fuel costs, revenue and pricing environment, and expected financial performance and liquidity position of the US Airways Group, Inc. and its consolidated subsidiaries (the
“Company”). Such statements include, but are not limited to, statements about future financial and operating results, the Company's plans, objectives, expectations and intentions, and other statements that are not historical facts. These statements are based upon the current beliefs and expectations of the
Company's management and are subject to significant risks and uncertainties that could cause the Company's actual results and financial position to differ materially from these statements. Such risks and uncertainties include, but are not limited to, the following: the impact of significant operating losses in the future; downturns in economic conditions and their impact on passenger demand, booking practices and related revenues; the impact of the price and availability of fuel and significant disruptions in the supply of aircraft fuel; competitive practices in the industry, including the impact of industry consolidation; increased costs of financing, a reduction in the availability of financing and fluctuations in interest rates; the Company’s high level of fixed obligations and ability to fund general corporate requirements, obtain additional financing and respond to competitive developments; any failure to comply with the liquidity covenants contained in financing arrangements; provisions in credit card processing and other commercial agreements that may affect the Company’s liquidity; the impact of union disputes, employee strikes and other labor-related disruptions; the inability to maintain labor costs at competitive levels; interruptions or disruptions in service at one or more of the Company’s hub airports or focus city; regulatory changes affecting the allocation of slots; the Company’s reliance on third-party regional operators or third-party service providers; the Company’s reliance on and costs, rights and functionality of third-party distribution channels, including those provided by global distribution systems, conventional travel agents and online travel agents; changes in government regulation; the impact of changes to the
Company’s business model; the loss of key personnel or inability to attract and retain qualified personnel; the impact of conflicts overseas or terrorist attacks, and the impact of ongoing security concerns; the Company’s ability to operate and grow its route network; the impact of environmental regulation; the Company’s reliance on technology and automated systems and the impact of any failure or disruption of, or delay in, these technologies or systems; costs of ongoing data security compliance requirements and the impact of any significant data security breach; the impact of any accident involving the Company’s aircraft or the aircraft of its regional operators; delays in scheduled aircraft deliveries or other loss of anticipated fleet capacity; the Company’s dependence on a limited number of suppliers for aircraft, aircraft engines and parts; the Company’s ability to operate profitably out of Philadelphia International Airport; the impact of weather conditions and seasonality of airline travel; the impact of possible future increases in insurance costs or reductions in available insurance coverage; the impact of global events that affect travel behavior, such as an outbreak of a contagious disease; the impact of foreign currency exchange rate fluctuations; the Company’s ability to use NOLs and certain other tax attributes; and other risks and uncertainties listed from time to time in the Company’s reports to and filings with the
Securities and Exchange Commission (“SEC”). There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The Company assumes no obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law. Additional factors that may affect the future results of the Company are set forth in the section entitled "Risk
Factors" in the Company's Report on Form 10-Q for the quarter ended September 30, 2012 and in the Company's other filings with the SEC, which are available at
www.usairways.com .

This investor presentation highlights basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing.
We have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, US Airways, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup at 1-212-723-6171, Goldman, Sachs & Co. at
1-866-471-2526, Morgan Stanley at 1-866-718-1649, Barclays at 1-888-603-5847, BofA
Merrill Lynch at 1-800-294-1322 (institutional investors).

US Airways 2012-2 EETC
• US Airways, Inc. (“US Airways”) is offering $476,696,000 of Pass Through Certificates, Series
2012-2 in two classes:
– Class A: $364,919,000
– Class B: $111,777,000
• This transaction will finance newly delivered aircraft, and the Certificates will represent interest in trusts which, when each aircraft is delivered, will own equipment notes secured by such aircraft. The aircraft will be:
– 7 new Airbus A321-200 aircraft, (6 new Airbus A321-211 aircraft scheduled to be delivered between May and July 2013 and 1 new Airbus A321-231 aircraft scheduled to be delivered in August 2013)
– 3 new Airbus A330-200 aircraft selected from a collateral pool of 4 new Airbus A330-200 aircraft scheduled to be delivered between May and October 2013
• Class C Certificates may be offered in the future
• Proceeds will be used to pre-fund the financing of the 2013 aircraft
• Joint Bookrunners: Citigroup, Goldman, Sachs & Co. and Morgan Stanley
• Co-Managers: Barclays and BofA Merrill Lynch

Summary of the Offering
Class A Class B
$364,919,000 $111,777,000
BBB / Ba1 / A- B+ / B1 / BB-
55.2% 72.1%
Fixed, semi-annual, 30/360 day count
8.3 years 7.0 years
June 3 and December 3 June 3 and December 3
June 3, 2025 June 3, 2021
1.0 – 12.5 years 1.0 – 8.5 years
December 3, 2026 December 3, 2022
Yes Yes
3 semi-annual 3 semi-annual
interest payments interest payments
Proceeds of the offering will be held in escrow with the Depositary institution and withdrawn from time to time to purchase Equipment
Notes as the aircraft are financed
Face Amount
Expected Ratings (S/M/F)
Initial / Expected Max LTV
Interest Rate
Initial Average Life
Regular Distribution Dates
Final Expected Distribution Date
Expected Principal Distribution Window
Final Maturity Date
Section 1110 Protection
Liquidity Facility
Depositary
1 Initial LTV is calculated as of December 3, 2013, the first Regular Distribution Date after all aircraft are expected to be financed.
1

Structural Strengths
• Classes Offered: Two tranches of amortizing debt are being offered, with a Class A and Class B each benefiting from a separate liquidity facility covering three semi-annual interest payments
• Waterfall: Standard post-2004 waterfall, interest on the Preferred Pool Balance on the Class B and Class C Certificates (if issued) will be paid ahead of Class A principal
– Consistent with recent precedent EETCs, including LCC 2012-1, LCC 2011-1 and LCC 2010-1
• Buy-out Rights: Standard buy-out rights for the Class B, and if Class C certificates are issued,
Class C certificateholders
– After a Certificate Buyout Event, Class B certificateholders have the right to purchase all (but not less than all) of the Class A Certificates at par plus accrued interest
– After a Certificate Buyout Event, and if Class C certificates are issued, Class C certificateholders will have the right to purchase all (but not less than all) of the Class A and
Class B Certificates at par plus accrued interest
– No buyout right during the 60-day Section 1110 period
– No buyout right after 60-day Section 1110 period if US Airways has entered into agreements to perform its obligations with respect to the equipment notes and has cured all defaults under the related indentures
• Cross-Default and Cross-Collateralization: Provisions are available from date of issuance of each equipment note
• Collateral: Pool features all new popular A321s and A330s that are core aircraft types to US
Airways’ current fleet operations
• Parent Guarantee: US Airways’ payment obligations under the Equipment Notes are fully and unconditionally guaranteed by US Airways Group, Inc.

Collateral Summary
(1)
1 Assumes that the first 3 new Airbus A330-200 aircraft scheduled to be delivered from May to October 2013 are chosen by US Airways to be financed from the proceeds of this offering
2 The lesser of the average and median of the New Base Values as appraised by AISI, BK and MBA.
An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value.
Aircraft Aircraft Registration Manufacturer's Month of Appraised
Number Type Number Serial Number Delivery
Value
(2)
1 A321-211 N152UW 5588 May-13 53.13
2 A321-211 N153UW 5594 May-13 53.13
3 A321-211 N154UW 5644 Jun-13 53.22
4 A321-211 N155UW 5659 Jun-13 53.22
5 A321-211 N156UW 5684 Jul-13 53.31
6 A321-211 N157UW 5696 Jul-13 53.31
7 A321-231 N567UW 5728 Aug-13 53.39
8 A330-243 N286AY 1415 May-13 95.40
9 A330-243 N287AY 1417 May-13 95.40
10 A330-243 N288AY 1441 Aug-13 95.75
Total 10 aircraft 659.26

Aircraft Appraisals
• US Airways has obtained Desktop Appraisals from three appraisers: Aircraft
Information Services, BK Associates and Morten Beyer & Agnew
• Appraisals for the aircraft are calculated using new base values
• The aggregate aircraft appraised value is $659,260,000
1
• Appraisals indicate an initial collateral cushion of 44.8% and 27.9% on the Class
A and B Certificates respectively, which increases over time as the debt amortizes based on assumed depreciation of collateral value
• Appraisals are included in the Preliminary Prospectus Supplement
1  Appraised value is the lesser of the average and median of the New Base Values of each aircraft as appraised by AISI, BK and MBA.
An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value

Collateral Overview
Importance to US Airways:
• The Airbus A321 and A330 are core to the US Airways fleet, used to replace older, less fuel efficient aircraft and to support mainline operations
Strengths of the A321:
• A popular narrow-body that boasts lower seat-mile costs than other aircraft in its class
• Wide fuselage than main competitor allows slightly increased passenger comfort and better cargo capacity in lower hold
– Part of a successful A320 family, with 642 aircraft in service and 353 aircraft on order
• A321-200s feature reinforced structures, higher thrust engines and greater maximum takeoff weights than otherwise available within the A320 family of aircraft
• Significance to LCC: offers compelling operating economics for medium to long range missions within the domestic US network servicing locations with strong demand and greater capacity requirements
Strengths of the A330:
• Over 441 aircraft in operation with another 90 aircraft on order
• Very low percentage of existing fleet currently parked
• Largest operators have a relatively low percentage of the fleet indicating a widespread dispersal among operators, potentially beneficial for future remarketing endeavors
1 Source: US Airways
2 Source: ACAS July 2012 (MBA Appraisal Letter)
(2)
(2)
(1)

Company Information
As of September 30, 2012, US Airways had hubs in Charlotte, Philadelphia and
Phoenix, and Washington, D.C. is a focus city. US Airways offers scheduled passenger service on more than 3,000 flights daily to 195 communities in the United
States, Canada, Mexico, Europe, the Middle East, the Caribbean and Central and
South America.
More information about US Airways, including its most recent financial information, can be found in its filings on the SEC website (www.sec.gov) including but not limited to its quarterly report on Form 10-Q for the quarter ended September 30,
2012 and its annual report on Form 10-K for the year ended December 31, 2011.